SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        INFORMATION STATEMENT PURSUANT TO
                         RULES 13d-1 AND 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*




                      Olympic Cascade Financial Corporation
                   -----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)


                                   68158N 10 6
                    ----------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 68158N 10 6                  13G                    Page 2 of 5 pages

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   1.  NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSONS

       LVE, LLC 13-392-06-84

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States of America

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            157,500
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             157,500
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       157,500

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.4%

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  12.  TYPE OF REPORTING PERSON*

       OO


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Olympic Cascade Financial Corporation

Item 1(b). Address of Issuer's Principal
           Executive Offices:

           1001 Fourth Avenue, Suite 2200
           Seattle, Washington 98154

Item 2(a). Name of Person Filing:

           LVE, LLC

Item 2(b). Address of Principal Business
           Office or, if None, Residence:

           c/o Douglas Elliman
           575 Madison Avenue
           New York, New York 10022

Item 2(c). Citizenship:

           United States of America

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           68158N 10 6

Item 3.

           Not applicable

Item 4.    Ownership.

           (a)  Amount beneficially owned:

           157,500 shares (comprised entirely of shares that may be acquired pursuant to a currently exercisable warrant).

           (b)  Percent of class:

           9.4%

           (c)  Number of Shares as to which Reporting Person has:

           (i)  sole power to vote or to
                direct the vote

                157,500

           (ii) shared power to vote or to
                direct the vote

                         0

          (iii) sole power to dispose or to
                direct the disposition of

                157,500

           (iv) shared power to dispose or to
                direct the disposition of

                         0

Item 5.    Ownership of Five Percent or Less
           of a Class:

           Not applicable

Item 6.    Ownership of More Than Five Percent
           on Behalf of Another Person:

           Not applicable

Item 7.    Identification and Classification
           of Subsidiaries which Acquired the
           Security Being Reported on by the
           Parent Holding Company:

           Not applicable

Item 8.    Identification and Classification
           of Members of the Group:

           Not applicable

Item 9.    Notice of Dissolution of Group:

           Not applicable

Item 10.   Certification:

           Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                      February 10, 1998

                           Howard Milstein
Signature:                 ----------------

Name/Title:                Howard Milstein
                           Chairman


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